Exhibit 10.4

INTERDIGITAL, INC.
TERM SHEET FOR RESTRICTED STOCK UNITS
(Performance-Based)
InterDigital, Inc. (the “Company”), hereby grants to the Participant named below the number of Restricted Stock Units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Term Sheet for Restricted Stock Units (the “Term Sheet”), the Standard Terms and Conditions of Restricted Stock Units (the “Standard Terms and Conditions”) and the equity plan specified below (the “Plan”). Capitalized terms not defined herein have the meanings set forth in the Plan or the Standard Terms and Conditions.
Plan:                    The Company’s 2017 Equity Incentive Plan
Name of Participant:            ___________________________________
Grant Number:            ___________________________________
Grant Date:                ___________________________________
Number of Restricted Stock Units:    ___________________________________

Vesting Schedule:
The Award vests ___________________________________, if at all, subject to Participant continuing to be a Service Provider through such date and the achievement, as certified by the Compensation Committee of the Board, of the performance goals and parameters set forth in the Standard Terms and Conditions and Exhibit A attached thereto, provided that the Award may vest earlier pursuant to the Standard Terms and Conditions (the date on which all or a portion of the Award vests, the “Vesting Date”).

Pro-rated Vesting:
If Participant’s employment is terminated by the Company or any Parent, Subsidiary, or Affiliate of the Company (as applicable, the “Employer”) without Cause or by reason of Participant’s death or Disability, in each case, after the second anniversary of the Grant Date, the Award will be eligible to vest as to a prorated portion, subject to Participant’s execution of a release of claims in favor of the Company within 60 days following termination of employment, except that no release is required for a termination of Participant’s employment due to death or Disability. Such pro-rata portion will be determined by multiplying the number of Restricted Stock Units that would have otherwise become vested according to the performance goals and parameters set forth in the Standard Terms and Conditions and Exhibit A attached thereto (based on actual performance over the performance period), if any, by the fraction equal to the number of days during the period beginning on the Grant Date and ending on the Vesting Date (the “Restricted Period”) for which Participant was employed by the Employer divided by the total number of days during the Restricted Period.

Accelerated Vesting:
If Participant’s employment is terminated within 1 year following a Change in Control, either by the Employer other than for Cause, death, or Disability or by Participant for Good Reason, 100% of the then-unvested portion of the Award will vest upon termination, subject to Participant’s execution of a release of claims in favor of the Company within 60 days following termination of employment.

By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that this Award will be subject to, the terms of this Term Sheet, the Plan, and the Standard Terms and Conditions.

STANDARD TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
These Standard Terms and Conditions apply to a Restricted Stock Unit Award granted under the InterDigital, Inc. 2017 Equity Incentive Plan (the “Plan”), which is evidenced by the Term Sheet for Restricted Stock Units (the “Term Sheet”).
1.Grant of Restricted Stock Units. The Company has granted to the individual (the “Participant”) named in the Term Sheet an Award of Restricted Stock Units, subject to all of the terms and conditions herein and in the Term Sheet and the Plan, which are incorporated herein by reference. Subject to Section 22(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Term Sheet and this Standard Terms and Conditions of Restricted Stock Units (together, the “Award Agreement”), the terms and conditions of the Plan will prevail. Capitalized terms not defined herein have the meanings set forth in the Plan or the Term Sheet.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in the Term Sheet or Section 3, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Payment after Vesting.
(a)    General Rule. Subject to Section 7, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 3(b), such vested Restricted Stock Units will be paid in whole Shares as soon as practicable following (i) both scoring by the Administrator of the performance goals and parameters set forth in Exhibit A to the Term Sheet and passage of the Vesting Date or (ii) if applicable, the date of the termination of employment, but in each such case no later than March 15 of the year following the date the Restricted Stock Units vest. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.
(b)    Acceleration.
(i)    Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 3(b) will in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)    Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Grant Date), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date 6 months and 1 day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)    Section 409A. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
4.    Forfeiture Upon Termination as a Service Provider. Unless otherwise provided in the Term Sheet, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
5.    Tax Consequences. Participant has reviewed with his or her own tax advisors the federal, state, local, and foreign tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) will be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, payroll and other taxes which the Company determines must be withheld with respect to such Shares. Prior to vesting and/or settlement of the Restricted Stock Units, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable tax withholding obligations legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such tax withholding obligations are satisfied. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 3 or tax withholding obligations related to Restricted Stock Units otherwise are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.
8.    Dividend Equivalents. During the period beginning on the Grant Date as indicated above and ending on the date that the Restricted Stock Units are settled or terminate, whichever occurs first, Participant will accrue Dividend Equivalents based on any dividend that would have been paid on the Restricted Stock Units had the Restricted Stock Units been issued and outstanding Shares on the record date for the dividend. The number of Restricted Stock Units credited to Participant’s account will include fractional Restricted Stock Units calculated to at least three decimal places, unless otherwise determined by the Administrator. Such accrued Dividend Equivalents will vest and become payable upon the same terms and at the same time as the Restricted Stock Units to which they relate, including any delay in payment to which the related Restricted Stock Units may be subject pursuant to Section 3. Payments of Dividend Equivalents will be net of federal, state, and local withholding taxes.
9.    Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Address for Notices. Any notice to be given to the Office of the General Counsel at the Company at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809, or at such other address as the Company may hereafter designate in writing.
13.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Award of Restricted Stock Units by electronic means, and Participant hereby consents to receive such documents by electronic delivery.
14.    No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and will not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
15.    Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement will be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
16.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company will not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
17.    Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
20.    Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
21.    Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of the Commonwealth of Pennsylvania. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation will be conducted in the courts of Montgomery County, Pennsylvania, or the federal courts for the United States for the Eastern District of Pennsylvania, and no other courts. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement will continue in full force and effect.
22.    Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.
23.    Definitions.
(a)    “Cause” has the meaning set forth in Participant’s employment agreement, other service agreement, or the Company’s Executive Severance and Change in Control Policy, if such policy is applicable to Participant, (in each case, in existence on the Grant Date), or, if no such agreement or definition exists, means (i) willful and repeated failure of Participant to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or any Parent, Subsidiary, or Affiliate of the Company; (iii) willful misconduct or gross negligence by Participant in connection with his or her service; (iv) unsatisfactory job performance; or (v)  Participant’s breach of any material obligation or duty owed to the Company or any Parent, Subsidiary, or Affiliate of the Company.
(b)    “Good Reason” has the meaning set forth in Participant’s employment agreement, other service agreement, or the Company’s Executive Severance and Change in Control Policy, if such policy is applicable to Participant, (in each case, in existence on the Grant Date), or, if no such agreement or definition exists, means any of the following events, occurring without Participant’s prior written consent: (i) any material reduction in Participant’s base salary (other than a proportionate reduction in salary which is applied to a majority of the Employer’s employees); (ii) a material diminution of Participant’s duties or responsibilities within the Employer; and (iii) a relocation of Participant’s primary work location (or office) by a distance of more than 50 miles. Notwithstanding the foregoing, Good Reason shall only exist if Participant provides the Employer with written notice within 90 days of the initial occurrence of any of the foregoing events or conditions, and the Employer or any successor or Affiliate of the Employer fails to eliminate the conditions constituting Good Reason within 30 days after receipt of written notice of such event or condition from Participant. Participant’s resignation from employment with the Employer for Good Reason must occur within 6 months following the initial occurrence of one of the foregoing events or conditions.

EXHIBIT A
PERFORMANCE GOALS AND PARAMETERS